Exhibit 10.8

317 SW Alder, Suite 500

Portland, OR 97204

ph 503 972-7597

fax 503 296.2312

www.jivesoftware.com

March 21, 2008

Robert F. Brown, Jr.

Re:	Employment Terms

Dear Bob;

Jive Software (the “Company”) is pleased to offer you the position of VP of Global Services and Support, on the following terms:

Your base compensation will be $14,583.33 per month, which is equal to $175,000 annually, less payroll deductions and all required withholdings. Your target variable compensation will be $100,000 per year based on MBO’s, to be determined; for an annual target compensation of $275,000.00. Variable compensation will be based on achieving financial targets for the company, and will be paid using a draw/reconcile method. There will be a $5,750.00 per month non-recoverable draw for three (3) months, after which MBO’s and financial targets will be used to determine the variable compensation.

Subject to Board approval, you will be granted an incentive stock option (the “Option”) to purchase 200,000 shares of the Company’s Common Stock at the fair market value price as of the day of grant. The Option will be issued pursuant to the Company’s Stock Incentive Plan and standard form of stock option agreement, copies of which will be provided to you separately. The vesting and exercisability of this Option shall be accelerated by fifty percent (50%) of the then unvested portion of this Option if within one year following a Change in Control (as defined below within the option agreement) (a) the employment of the Optionee is terminated by the Company without Cause (as defined within the option agreement), or (b) the employment of the Optionee is terminated by the Optionee with Good Reason (as defined within the option agreement).

In the event that either an involuntary termination without Cause or voluntary termination for Good Reason and the execution of an agreement releasing all claims against the company applies, Jive Software has agreed to 3 months of severance pay. Termination shall be considered “Voluntary Termination for Good Reason”, if within ninety (90) days after the participant first learns of an event that constitutes “Good Reason” (as defined below), the company fails to remedy the circumstance giving rise to such Good Reason, and the participant gives the company advance written notice of three (3) weeks:

a) a reduction or adverse alteration in the position, title, duties, or responsibilities from those in effect as of the effective date

b) a reduction by the company in base salary or target annual bonus

You will have the authority and responsibilities customarily afforded a VP of Global Services and Support, including, but not limited to:

•	Reporting to the CEO, responsible for managing the professional services, training and education, and customer support departments.

•	Identify service opportunities and needs through conversations, surveys and customer advisory calls, and assemble services teams and offerings to accommodate those needs.

•	Develop new business by identifying, prospecting and harvesting relationships with target clients, including scoping, negotiating and sourcing the projects.

•	Work closely with sales to increase license revenue through services leadership and differentiation.

•	Bring a solutions approach to services over time as the product supports it.

•	Set in place metrics to track key performance areas such as customer success, product adoption and customer satisfaction.

•	Cultivate and expand existing client relationships through frequent communication and on-site visits.

•	Work closely with, and mentor, the leaders of the individual departments, helping them to effectively scale their teams to meet the growing demand.

•	Enable the organization to scale through effective partnership with systems integrators, and enable those partners to be successful on the Jive platform.

•	Organize and collect the business intelligence to drive growth and success of the departments. Ensure the teams have the appropriate technology and systems to manage performance and scale.

•	Be the voice of the services organization on the management team.

All of your responsibilities and actions will at all times be subject to the appropriate approval of the CEO and the Board of Directors of the Company (the “Board”), and you will be reporting directly to me.

It is understood by both parties that spending significant time at corporate headquarters is a requirement for the position. As such, upon our agreement, you will be provided corporate housing in Portland, OR. It is expected that you spend a minimum of 3 days a week at the Jive office in Portland, OR when you are not visiting customers. The amount of time required at headquarters will be re-visited on an ongoing basis.

You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, dental insurance, life insurance, PTO, 401(k), and paid holidays. Details about these benefit plans are available for your review.

As a Company employee, you will be expected to abide by Company rules and policies. You will likely be expected to work additional hours as required by the nature of your work assignments.

This is an offer for employment at-will, which means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

As a condition of your employment and contingent to the successful completion of your reference and background checks, you must sign and return the Proprietary Information and Inventions Agreement enclosed with this letter prior to starting employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me by Monday, March 24 2008 via fax to 503.296.2312, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on a mutually agreeable date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Dave Hersh, CEO

Accepted:

Robert (Bob) Brown, Jr.

Date

Attachment: Proprietary Information and Inventions Agreement